Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2022 Financial Results

Fourth Quarter Same Store Sales Increased 33%

Total Addressable Market Now Estimated to be $40 Billion vs. $20 Billion

Increases Store Count Potential to 900 Stores

IRVINE, Calif.--(BUSINESS WIRE)--May 10, 2022--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the fourth fiscal quarter and fiscal year ended March 26, 2022. The Company has also filed a Supplemental Financial Presentation that has been made available on the investor relations section of its website.

For the quarter ended March 26, 2022:

  Net sales increased 48.1% over the prior-year period to $383.3 million. Net sales increased 103.2% compared to the quarter ended March 28, 2020, two years ago.
  Same store sales increased 33.3% compared to the prior-year period, comprised of an increase in retail store same store sales of 30.7% and an increase in e-commerce same store sales of 49.5%.
  Net income was $44.7 million, or $1.47 per diluted share, compared to $24.6 million, or $0.82 per diluted share in the prior-year period. Net income per diluted share in the prior-year period includes an approximately $0.07 per share benefit primarily due to income tax accounting for share-based compensation. Excluding the tax benefit in the prior-year period, net income per diluted share grew 96.0% in the current-year period to $1.47, compared to $0.75 in the prior-year period.
  The Company opened 11 new stores bringing its total store count to 300.

For the fiscal year ended March 26, 2022:

  Net sales increased 66.6% to $1.488 billion. Net sales increased 76.0% compared to the fiscal year ended March 28, 2020, two years ago.
  Same store sales increased 53.7% compared to the prior-year period, comprised of an increase in retail store same store sales of 57.2% and an increase in e-commerce same store sales of 38.7%.
  Net income was $192.5 million, or $6.33 per diluted share, compared to $59.4 million, or $2.01 per diluted share in the prior-year period. Net income per diluted share in the current-year and prior-year periods includes an approximately $0.17 and $0.09 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $6.16, compared to $1.92 in the prior-year period.
  The Company opened 28 new stores and closed one store.

The Company has also provided the below table which includes year-over-year comparisons of retail store sales, e-commerce sales, and total net sales for each of the periods indicated below. In addition, the following table includes retail store sales and e-commerce sales as a percentage of total net sales for the periods indicated below:

(all $ in thousands)	Q4 FY2022	Q4 FY2021	Q4 FY2020	% Change Q4 FY2022 vs. Q4 FY2021	% Change Q4 FY2022 vs. Q4 FY2020
Retail Stores	$328,221	$221,631	$156,769	48%	109%
E-commerce	$55,087	$37,242	$31,859	48%	73%
Total Net Sales	$383,308	$258,873	$188,628	48%	103%

Retail Stores as a % of Net Sales	86%	86%	83%
E-commerce as a % of Net Sales	14%	14%	17%

“It was an incredible year by every measure,” said Jim Conroy, President and Chief Executive Officer. “With our top-line increasing 67% over the previous year, we far surpassed the one-billion-dollar mark for the first time, generating $1.5 billion in sales for fiscal 2022. Importantly, our performance was highlighted by very strong full-price selling, which contributed to a 270-basis point increase in merchandise margin and a more than tripling of our earnings per share to a record $6.33. We are excited about the strength in the business through the first six weeks of fiscal 2023, with consolidated same store sales growth of approximately 12% compared to the prior-year period.”

Mr. Conroy continued, “Looking forward, I am excited to announce that, based in part on a third-party study, we have updated our estimated total addressable market to $40 billion, compared to our previous $20 billion estimate. Additionally, we have established a new long-term store count target and now believe we can triple from our current base to 900 stores. We believe our progress in expanding our business and attracting new consumers to our brand is proving successful and has established a strong foundation for future growth.”

Operating Results for the Fourth Quarter Ended March 26, 2022 Compared to the Fourth Quarter Ended March 27, 2021

  Net sales increased 48.1% to $383.3 million from $258.9 million in the prior-year period. Consolidated same store sales increased 33.3% with retail store same store sales up 30.7% and e-commerce same store sales up 49.5%. The increase in net sales was the result of an increase of 33.3% in consolidated same store sales and the incremental sales from new stores opened over the past twelve months.
  Gross profit was $148.8 million, or 38.8% of net sales, compared to $92.4 million, or 35.7% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 310 basis points was driven by 190 basis points of leverage in buying and occupancy costs as a result of expense leverage on higher sales and a 120-basis point increase in merchandise margin. Merchandise margin increased 120 basis points primarily as a result of better full-price selling and growth in exclusive brand penetration, partially offset by a 60-basis point increase in freight charges.
  Selling, general and administrative expenses were $86.4 million, or 22.6% of net sales, compared to $59.5 million, or 23.0% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, higher store overhead and increased marketing expenses in the current-year period compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales decreased by 40 basis points primarily as a result of expense leverage on higher sales.
  Income from operations increased $29.5 million to $62.4 million, or 16.3% of net sales, compared to $32.9 million, or 12.7% of net sales, in the prior-year period. This increase represents 360 basis points of improvement in operating profit margin.
  Net income was $44.7 million, or $1.47 per diluted share, compared to net income of $24.6 million, or $0.82 per diluted share in the prior-year period. Net income per diluted share in the prior-year period includes an approximately $0.07 per share benefit primarily due to income tax accounting for share-based compensation. Excluding the tax benefit in the prior-year period, net income per diluted share in the current-year period was $1.47, compared to net income per diluted share of $0.75 in the prior-year period.

Operating Results for the Fiscal Year Ended March 26, 2022 Compared to the Fiscal Year Ended March 27, 2021

  Net sales increased 66.6% to $1.488 billion from $893.5 million in the prior-year period. Consolidated same store sales increased 53.7% with retail store same store sales up 57.2% and e-commerce same store sales up 38.7%. The increase in net sales was the result of an increase of 53.7% in consolidated same store sales, the incremental sales from new stores opened over the past twelve months, and the sales contribution from temporarily closed stores that were excluded from the comp base. Net sales in the prior-year period were adversely impacted by decreases in retail store sales resulting from decreased traffic in our stores from customers staying at home in response to the COVID-19 crisis and temporary store closures.
  Gross profit was $575.1 million, or 38.6% of net sales, compared to $294.9 million, or 33.0% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 560 basis points was driven by 290 basis points of leverage in buying and occupancy costs as a result of expense leverage on higher sales and a 270 basis point increase in merchandise margin. Merchandise margin increased 270 basis points primarily as a result of better full-price selling and growth in exclusive brand penetration.
  Selling, general and administrative expenses were $316.7 million, or 21.3% of net sales, compared to $208.6 million, or 23.3% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, higher store overhead and increased marketing expenses in the current-year period compared to the prior-year period which was impacted by COVID-19. Selling, general and administrative expenses as a percentage of net sales decreased by 210 basis points primarily as a result of expense leverage on higher sales.
  Income from operations increased $172.0 million to $258.3 million, or 17.4% of net sales, compared to $86.3 million, or 9.7% of net sales, in the prior-year period. This increase represents 770 basis points of improvement in operating profit margin.
  Net income was $192.5 million, or $6.33 per diluted share, compared to net income of $59.4 million, or $2.01 per diluted share in the prior-year period. Net income per diluted share in the current-year and prior-year periods includes an approximately $0.17 and $0.09 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $6.16, compared to net income per diluted share of $1.92 in the prior-year period.

Balance Sheet Highlights as of March 26, 2022

  Cash of $20.7 million.
  Average inventory per store increased approximately 36% on a same store basis compared to March 27, 2021.
  $28.5 million balance drawn under our $180 million revolving credit facility.

Fiscal Year 2023 Outlook

The Company is providing guidance for what it can reasonably estimate at this time. For the fiscal year ending April 1, 2023 the Company expects:

  To open 40 new stores.
  Same store sales growth of 4.8%.
  Total sales of $1.740 billion.
  Gross profit of $652 million or 37.5% of sales.
  Selling, general and administrative expenses of $386 million or 22.2% of sales.
  Capital expenditures of $87 million.
  Income from operations of $266 million or 15.3% of sales.
  Interest expense of $3 million.
  Effective tax rate of 25.2%.
  Net income of $197 million.
  Net income per diluted share of $6.41 based on 30.7 million weighted average diluted shares outstanding.
  Fiscal year 2023 is a 53-week year and the Company expects to generate approximately $34 million of sales and earn approximately $0.19 per diluted share in the 53rd week, which is included in the above guidance range.

For the fiscal first quarter ending June 25, 2022, the Company expects:

  Same store sales growth of 10%.
  Total sales of $367 million.
  Income from operations of $47 million or 12.8% of sales.
  Net income per diluted share of $1.14 based on 30.5 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter and fiscal year 2022 is scheduled for today, May 10, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (866) 524-3160. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation will also be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call. A telephone replay of the call will be available until June 10, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10166886. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 304 stores in 38 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	March 26,	March 27,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$20,674	$73,148
Accounts receivable, net	9,662	12,771
Inventories	474,300	275,760
Prepaid expenses and other current assets	37,195	12,777
Total current assets	541,831	374,456
Property and equipment, net	155,247	110,444
Right-of-use assets, net	241,147	186,827
Goodwill	197,502	197,502
Intangible assets, net	60,813	60,885
Other assets	3,315	3,467
Total assets	$1,199,855	$933,581
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$28,549	$—
Accounts payable	131,394	104,641
Accrued expenses and other current liabilities	133,408	77,615
Short-term lease liabilities	43,117	39,400
Total current liabilities	336,468	221,656
Deferred taxes	26,895	21,993
Long-term portion of notes payable, net	—	109,781
Long-term lease liabilities	234,584	181,836
Other liabilities	2,232	3,424
Total liabilities	600,179	538,690

Stockholders’ equity:
Common stock, $0.0001 par value; March 26, 2022 - 100,000 shares authorized, 29,820 shares issued; March 27, 2021 - 100,000 shares authorized, 29,348 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	199,054	183,815
Retained earnings	405,477	213,027
Less: Common stock held in treasury, at cost, 135 and 96 shares at March 26, 2022 and March 27, 2021, respectively	(4,858)	(1,954)
Total stockholders’ equity	599,676	394,891
Total liabilities and stockholders’ equity	$1,199,855	$933,581

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	March 26, 2022	March 27, 2021	March 26, 2022	March 27, 2021

Net sales	$383,308	$258,872	$1,488,256	$893,491
Cost of goods sold	234,472	166,493	913,183	598,612
Gross profit	148,836	92,379	575,073	294,879
Selling, general and administrative expenses	86,447	59,519	316,735	208,553
Income from operations	62,389	32,860	258,338	86,326
Interest expense	388	2,115	5,780	9,442
Other (loss)/income, net	(126)	71	35	366
Income before income taxes	61,875	30,816	252,593	77,250
Income tax expense	17,162	6,264	60,143	17,864
Net income	$44,713	$24,552	$192,450	$59,386

Earnings per share:
Basic shares	$1.51	$0.84	$6.51	$2.05
Diluted shares	$1.47	$0.82	$6.33	$2.01
Weighted average shares outstanding:
Basic shares	29,671	29,122	29,556	28,930
Diluted shares	30,411	30,033	30,391	29,477

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Year Ended
	March 26,	March 27,	March 28,
	2022	2021	2020
Cash flows from operating activities
Net income	$192,450	$59,386	$47,949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,280	24,059	21,211
Stock-based compensation	9,475	7,158	4,908
Amortization of intangible assets	72	89	172
Noncash lease expense	39,286	34,231	31,091
Amortization and write-off of debt issuance fees and debt discount	1,878	884	946
Loss on disposal of property and equipment	175	87	417
(Gain)/loss on adjustment of right-of-use assets and lease liabilities	(259)	295	(186)
Store impairment charges	—	384	191
Deferred taxes	4,902	2,192	2,599
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	5,222	8,050	5,721
Inventories	(198,540)	12,957	(45,622)
Prepaid expenses and other current assets	(24,577)	1,382	(2,351)
Other assets	(236)	(1,729)	(548)
Accounts payable	25,502	12,360	(13,810)
Accrued expenses and other current liabilities	45,229	25,003	6,310
Other liabilities	(1,192)	2,789	(3,611)
Operating leases	(37,803)	(33,655)	(30,070)
Net cash provided by operating activities	$88,864	$155,922	$25,317
Cash flows from investing activities
Purchases of property and equipment	$(60,443)	$(28,424)	$(37,195)
Insurance recoveries for property and equipment	—	—	717
Acquisition of business, net of cash acquired	—	—	(3,688)
Net cash used in investing activities	$(60,443)	$(28,424)	$(40,166)
Cash flows from financing activities
Borrowings/(payments) on line of credit - net	$28,549	$(129,900)	$129,900
Repayments on debt and finance lease obligations	(112,304)	(667)	(65,553)
Debt issuance fees paid	—	—	(1,221)
Tax withholding payments for net share settlement	(2,904)	(754)	(532)
Proceeds from the exercise of stock options	5,764	7,408	5,204
Net cash (used in)/provided by financing activities	$(80,895)	$(123,913)	$67,798

Net (decrease)/increase in cash and cash equivalents	(52,474)	3,585	52,949
Cash and cash equivalents, beginning of period	73,148	69,563	16,614
Cash and cash equivalents, end of period	$20,674	$73,148	$69,563

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$41,684	$11,458	$13,391
Cash paid for interest	$3,808	$8,795	$11,958
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$14,963	$2,642	$6,066

Boot Barn Holdings, Inc. Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 26,	December 25,	September 25,	June 26,	March 27,	December 26,	September 26,	June 27,
	2022	2021	2021	2021	2021	2020	2020	2020
Store Count (BOP)	289	278	276	273	266	265	264	259
Opened/Acquired	11	11	3	3	8	1	1	5
Closed	—	—	(1)	—	(1)	—	—	—
Store Count (EOP)	300	289	278	276	273	266	265	264

Boot Barn Holdings, Inc. Selected Store Data

	Thirteen Weeks Ended
	March 26,	December 25,	September 25,	June 26,	March 27,	December 26,	September 26,	June 27,
	2022	2021	2021	2021	2021	2020	2020	2020
Selected Store Data:
Same Store Sales growth/(decline)	33.3%	54.2%	61.7%	78.9%	26.9%	4.6%	(5.1)%	(14.9)%
Stores operating at end of period	300	289	278	276	273	266	265	264
Total retail store square footage, end of period (in thousands)	3,194	3,063	2,940	2,915	2,854	2,787	2,779	2,770
Average store square footage, end of period	10,648	10,597	10,575	10,563	10,455	10,477	10,486	10,491
Average net sales per store (in thousands)	$1,094	$1,372	$965	$942	$792	$889	$565	$410

Contacts

Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Chief Financial Officer
BootBarnIRMedia@bootbarn.com